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                                 Exhibit 10.16


                           SunGard Data Systems Inc.
                     Summary Description of the Company's
                Long-Term Executive Incentive Compensation Plan


In 1994, SunGard Data Systems Inc. established a long-term incentive compensation plan for the chief executive officers of its operating business groups. The principal purposes of this plan are to further align the interests of the group chief executive officers with those of the Company's stockholders and to further reward successful performance. The scope of the plan may be expanded in future years to include other executive officers and key employees.

The plan involves the grant of long-term executive incentive compensation awards that will allow each group chief executive officer to earn options to purchase shares of the Company's common stock, based upon the cumulative growth in his group's operating income over three years. Stock options earned under the awards will be nonqualified options (i.e., will not qualify as incentive stock options for tax purposes), will be granted as of the first trading day after the end of the three-year incentive period, will have a term of ten years beginning on the date of grant, and will be fully vested beginning on the date of grant.

The number of stock options that may be earned under each award will depend upon whether the cumulative operating income growth during the three-year incentive period reaches certain minimum or goal targets. If the minimum target is not achieved, then no options will be earned. If actual results are between the minimum and goal targets, then the number of option shares will be determined by interpolation, and the exercise price will equal the average of the last reported sale prices of the Company's common stock on the first ten trading days of the incentive period. If the goal target is exceeded, then the number of option shares will be the goal amount, and the exercise price will be reduced depending upon the amount by which the goal target was exceeded, subject to a minimum price.

The Company currently plans, but will have no legal obligation or commitment, to continue granting such long-term executive incentive compensation awards to the group chief executive officers on an annual basis, subject to approval by the Compensation Committee of the Company's Board of Directors.